SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant  / X /
Filed by a Party other than the Registrant  /___/

Check the appropriate box:
/___/     Preliminary Proxy Statement
/___/ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/   /     Definitive Proxy Statement
/ X /     Definitive Additional Materials
/___/     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                             ________________

                          REYNOLDS METALS COMPANY
             (Name of Registrant as Specified In Its Charter)

               Board of Directors of Reynolds Metals Company
                 (Name of Person(s) Filing Proxy Statement
                       if other than the Registrant)
________________

Payment of Filing Fee (Check the appropriate box):
/  /      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
          14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
/___/ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/___/     Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
          and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:
/___/     Fee paid previously with preliminary materials.
/___/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                              _________, 1995



[Insert name and address]


Dear __________:

     Thank you for your letter of ________.

     In response to the issue raised by your letter, I would note the Board of Directors of Reynolds Metals Company supports the ownership of stock by directors and, in fact, has established Stock Ownership Guidelines for Outside Directors as described on page 12 of our Proxy Statement.

     Mr. Joyce did not join our Board until February 15, 1995 and Ms. Mangum and Mr. Moore were not nominated for election until the February Board meeting. At that time, the "window period" following our annual earnings release had closed, and I advised them that it was not appropriate for them to consider purchasing shares of Reynolds stock.

     While we encourage stock ownership by our directors, we have not made ownership a prerequisite for recruitment of candidates, feeling that this would limit our ability to attract qualified candidates. We have, however, both through the adoption of the Stock Ownership Guidelines and through changes in our director compensation program, acted to ensure that our directors will be stock owners.

     I would request in consideration of the foregoing that you reconsider your vote.

                         Sincerely,



                         D. Michael Jones
                         D. Michael Jones
                         Vice President, General Counsel and
                         Secretary

                              _________, 1995



[Insert name and address]


Dear __________:

     I have been advised that you have withheld authority to vote for W. H. Joyce, M. B. Mangum and D. L. Moore as directors of Reynolds Metals Company and am concerned that you did so solely because they did not own any Reynolds stock at the record date.

     I would note the Board of Directors of Reynolds Metals Company supports the ownership of stock by directors and, in fact, has established Stock Ownership Guidelines for Outside Directors as described on page 12 of our Proxy Statement.

     Mr. Joyce did not join our Board until February 15, 1995 and Ms. Mangum and Mr. Moore were not nominated for election until the February Board meeting. At that time, the "window period" following our annual earnings release had closed, and I advised them that it was not appropriate for them to consider purchasing shares of Reynolds stock.

     While we encourage stock ownership by our directors, we have not made ownership a prerequisite for recruitment of candidates, feeling that this would limit our ability to attract qualified candidates. We have, however, both through the adoption of the Stock Ownership Guidelines and through changes in our director compensation program, acted to ensure that our directors will be stock owners.

     I would request in consideration of the foregoing that you reconsider your vote.

                         Sincerely,



                         D. Michael Jones
                         D. Michael Jones
                         Vice President, General Counsel and
                         Secretary